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EXHIBIT 21 - SUBSIDIARIES OF REGISTRANT
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                                        State of         Name Under Which
Subsidiary                            Incorporation      Business is Done
----------                            -------------      ----------------

Horizon Bank, National Association     Indiana            Horizon Bank

IMS Investment Management,
 National Association                  Indiana            IMS Investment Management
(a subsidiary of Horizon Bank)

HBC Insurance Company, Inc.            Arizona            HBC Insurance Company

The Loan Store, Inc.                   Indiana            The Loan Store

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